Exhibit 99.1

Audience, Inc.

GAAP to Non-GAAP net income (loss) reconciliation

(in thousands)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
GAAP net income (loss)	$(2,921)	$3,439	$2,070	$15,597
Stock-based compensation	1,464	944	5,660	3,134
Non-cash rent expense	—	431	663	579
Revaluation of warrant liability	—	—	—	290
Valuation allowance	—	(1,605)	—	(1,605)
Tax adjustments	(1,408)	—	295	—

Non-GAAP net income (loss)	$(2,865)	$3,209	$8,688	$17,995

Audience, Inc.

Unaudited computation of GAAP earnings per share

(in thousands, except for per share amounts)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Computation of GAAP net income (loss) per share:
GAAP net income (loss)	$(2,921)	$3,439	$2,070	$15,597
Non-cumulative dividends to preferred stockholders	—	—	—	(2,247)
Undistributed earnings allocated to preferred stockholders	—	—	—	(3,583)

Net income (loss) - basic	(2,921)	3,439	2,070	9,767
Adjustment for undistributed earnings reallocated to the holders of common stock	—	—	—	402

Net income (loss) - diluted	$(2,921)	$3,439	$2,070	$10,169

Weighted average shares used in computing net income (loss) per share:
Basic	22,012	20,587	21,467	13,377

Diluted	22,012	22,460	23,197	15,687

Net income (loss) per share:
Basic	$(0.13)	$0.17	$0.10	$0.73

Diluted	$(0.13)	$0.15	$0.09	$0.65

Audience, Inc.

Reconciliation of GAAP to non-GAAP diluted earnings per share

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
GAAP net income (loss)	$(2,921)	$3,439	$2,070	$15,597
Non-cumulative dividends to preferred stockholders	—	—	—	(2,247	)(B)
Undistributed earnings allocated to preferred stockholders	—	—	—	(3,583)

GAAP net income (loss) - basic	(2,921)	3,439	2,070	9,767
Adjustment for undistributed earnings reallocated to the holders of common stock	—	—	—	402

GAAP net income (loss) - diluted	(2,921)	3,439	$2,070	$10,169
Non-GAAP adjustments:
Stock-based compensation	1,464	944	5,660	3,134
Non-cash rent expense	—	431	663	579
Revaluation of warrant liability	—	—	—	290
Non-GAAP as if converted method	—	—	—	5,428	(A)
Valuation allowance	—	(1,605)	—	(1,605)
Effective tax rate change	(1,408)	—	295	—

Non-GAAP net income (loss) - diluted	$(2,865)	$3,209	$8,688	$17,995

GAAP - diluted weighted average shares	22,012	22,460	23,197	15,687

Non-GAAP - diluted weighted average shares	22,012	22,460	23,197	20,558

GAAP - diluted net income (loss) per share	$(0.13)	$0.15	$0.09	$0.65
Non-GAAP adjustments:
Stock-based compensation	0.06	0.04	0.24	0.15
Non-cash rent expense	—	0.02	0.03	0.03
Revaluation of warrant liability	—	—	—	0.01
Non-GAAP as if converted method	—	—	—	0.11	(B)
Valuation allowance	—	(0.07)	—	(0.07)
Effective tax rate change	(0.06)	—	0.01	—

Non-GAAP - diluted net income (loss) per share	$(0.13)	$0.14	$0.37	$0.88

(A)	Non-GAAP net income was adjusted by $5,428 for the twelve months ended December 31, 2012 to give effect to the conversion of our convertible preferred stock and certain preferred stock warrants using the as-if converted method into common shares as if the conversion had occurred as of the beginning of the period presented.
(B)	Non-GAAP diluted EPS for the twelve months ended December 31, 2012 was computed to give effect to the conversion of our convertible preferred stocks and certain preferred stock warrants using the as-if converted method into common shares as if the conversion had occurred as of the beginning of the period. Therefore to bridge the GAAP to non-GAAP EPS the non-cumulative dividends to preferred stockholders should not be allocated to stockholders for the twelve months ended December 31, 2012 of $2,247.